Exhibit 10.1

GASTAR EXPLORATION INC.

LONG-TERM INCENTIVE PLAN

Section 1. Background. On January 31, 2014, Gastar Exploration, Inc., a Delaware corporation that was formerly an Alberta corporation known as Gastar Exploration Ltd. (“Gastar Delaware”) completed the closing of a reorganization pursuant to which Gastar Delaware was merged with and into Gastar Exploration USA, Inc., a Delaware corporation and a direct subsidiary of Gastar Delaware (“Gastar”), with Gastar continuing as the surviving entity (the “Merger”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 31, 2014 by and between Gastar Delaware and Gastar. Upon completion of the Merger, Gastar changed its name to “Gastar Exploration Inc.” As of immediately prior to the effective time of the Merger (the “Effective Time”), Gastar and its sole voting stockholder assumed, adopted and approved the Gastar Exploration Ltd. 2006 Long-Term Incentive Plan, as amended (the “LTIP”), and approved the Gastar Exploration Inc. Long-Term Incentive Plan (the “Successor Plan”) as an amendment and restatement of the LTIP. Capitalized terms used but not defined herein are defined in the LTIP.

Section 2. Name of Plan. The LTIP shall hereinafter be referred to as the “Gastar Exploration Inc. Long-Term Incentive Plan”.

Section 3. Certain References. All references in the LTIP to the “Company”, including for purposes of determining which “Employees”, “Officers” and “Directors” are eligible for awards under the LTIP shall from and after the Effective Time be references to Gastar.

Section 4. Shares Subject to Plan. The number of shares of the common stock of Gastar, par value $.001 (“Gastar Shares”) that may be delivered pursuant to the Successor Plan shall be equal to the number of shares of the common stock of Gastar Delaware which remained available for issuance under the LTIP as of the Effective Time, plus any Gastar Shares which again become available for issuance pursuant to Section 4 of the LTIP and subject to any adjustment mad pursuant to Section 11(a) of the LTIP. All references to “Shares” in the LTIP shall from and after the Effective Time be references to Gastar Shares. The individual award limitations set forth in the LTIP shall continue to apply, without modification, to awards granted pursuant to the Successor Plan except that such limitations shall be in respect of with respect to Gastar Shares.

Section 4. Awards. The types and terms of Awards which may be granted pursuant to the Successor Plan shall be the same as those available for grant pursuant to the LTIP except that such Awards shall be in respect of Gastar Shares rather than shares of Gastar Delaware.

Section 5. LTIP Governs. Except as set forth herein, Awards granted pursuant to the LTIP or the Successor Plan shall be governed by (or remain governed by) and subject to all terms and conditions of the LTIP.